Exhibit 99.1

Arcimoto Announces Second Quarter 2021 Financial Results and Provides Corporate Update

EUGENE, Ore., August 16, 2021 – Arcimoto, Inc.®, (NASDAQ: FUV) makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today provided a corporate update and announced financial results for the second quarter ended June 30, 2021.

Management will host a stakeholder webcast today, August 16, at 2:00 p.m. PDT (5:00 p.m. EDT), to discuss Arcimoto's second quarter 2021 financial results, provide a corporate update, and conclude with Q&A from participants.

To participate, please use the following information:

Second Quarter 2021 Stakeholder Webcast

Date: Monday, Aug. 16, 2021

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us02web.zoom.us/webinar/register/WN_ESd4cOe0SEqJz5fiWvRBiQ

Second Quarter 2021 and Recent Company Highlights:

●	In Q2, manufactured 74 vehicles and completed sales for 30 new and 1 pre-owned customer vehicle.

●	Debuted the first production Roadsters, designed to be the ultimate on-road fun machine. Featuring dual-motor front-wheel drive, instant torque, and a fully connected seating stance, the Roadster is the purest expression of the Arcimoto Platform.

●	Demonstrated the first ever driverless Fun Utility Vehicle, using remote control technology, a major first milestone toward Arcimoto’s vision of shared rightsized transportation.

●	Unveiled new torque vectoring technology that will improve handling of future Arcimoto vehicles.

●	Revealed the Arcimoto Flatbed utility vehicle.

●	Launched a battery recycling program with lithium-ion battery recycling company Redivivus® to pioneer a new hydrometallurgical process that is better for the planet than conventional battery processing solutions.

●	In Tennessee, entered into a joint pilot program with Tennessee Clean Fuels and Drive Electric Tennessee to test the FUV and Deliverator in key cities across the state.

●	Announced Florida, Hawaii, and Louisiana as the latest states to reclassify driving requirements for next-generation autocycles such as those made by Arcimoto, removing the need for a motorcycle endorsement and allowing drivers to operate the FUV, Rapid Responder, and Deliverator with a standard driver’s license.

●	In California, launched a joint municipal pilot program to test the FUV, Deliverator, and Rapid Responder for use by Encinitas Lifeguards and Infrastructure and Sustainability Departments, continuing Mayor Catherine Blakespear’s efforts to reduce carbon pollution and advance sustainable transportation in the City of Encinitas.

●	Launched a collaboration with Lightning Motorcycles to develop the fastest tilting three-wheel motorcycle in the world—gas or electric—using Arcimoto’s patented Tilting Motor Works TRiO tilting trike technology.

●	Opened new FUV rental centers in Eugene and San Diego. FUV rentals are also available at Arcimoto Key West, GoCar Tours in San Francisco, and HyreCar in Los Angeles.

●	Increased affordability of Arcimoto FUVs in Oregon and California. FUVs are now eligible for the $2,500 Oregon Clean Vehicle Rebate and the $2,500 Charge Ahead Rebate, which combined can save Oregonians up to $5,000 on the purchase of a new FUV. Arcimoto FUVs also qualify for the $750 California Clean Vehicle Rebate Program, which, combined with the $1,500 California Clean Fuel Reward, offers savings of up to $2,250 on the purchase of a new FUV in California.

●	Joined the Russell 2000® and Russell 3000® Indexes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.

●	Uplisted to the NASDAQ Global Market from the NASDAQ Capital Market, reflecting the significant growth of the Company’s business and market capitalization.

Management Commentary

“Q2 2021 was another major step forward towards Arcimoto’s long-term mission to catalyze sustainable mobility,” said Mark Frohnmayer, Founder and CEO of Arcimoto. “We have continued to accelerate our pace of innovation and market presence, while navigating a pandemic-challenged global supply chain. The IPCC’s recently-issued ‘Code Red’ for the planet is our continued call to action: rightsizing transportation is going to take all of us, working together, to accomplish.

“The second quarter wasn’t all roses. Arcimoto is subject to a topsy-turvy supply chain in an emerging field. In order to avoid an extended production shutdown due to supply chain constraints, we adjusted our build rate, and have revised our planned main line target of production output to 425 FUV platform vehicles in 2021.

“That said, by the financial metrics that we see as most important to the achievement of Arcimoto’s mission, Q2 was far and away the Company’s best quarter to date. Our balance sheet is the strongest in the Company’s 14-year history, we continue to maintain a disciplined approach to resource expenditure, and we’ve made substantial forward progress on critical fronts for the company’s growth.

“The push to volume production is our most important overarching objective. We believe achieving scale will allow us to reduce vehicle cost to the point where the Arcimoto is affordable to almost everyone while providing the positive cash flow necessary to sustain the business. I’m pleased to report that in the second quarter through present, we’ve made significant headway towards this primary goal. We closed on the purchase of a new facility - more than 200,000 square feet under roof on 10 acres of land. We landed our new plastic thermoforming cell in the new facility and are aiming to have it operational before the end of this year. We have completed the first phase of construction planning, and that build-in will commence when the prior owner completes move out, targeted at the end of this month, and with our key partners, including Munro and Associates, have completed architectural down-selection of all major vehicles subsystems, and scale-stage engineering and assembly planning are both now moving ahead full steam.

“On the marketing front, one thing is clear: the more people get a chance to drive an Arcimoto vehicle and experience their one-of-a-kind electric performance, the more our market grows. In addition to test drive and media events across the West Coast, we held a large-scale test-drive event at the Portland International Raceway in July, and continue to receive positive product reviews from top-tier EV press, including a review on Forbes.com last week which stated: ‘the FUV made more people smile than any other vehicle I have ever reviewed.’

“We have grown our rental operations in key markets, opening our first two company-owned stores in Eugene and San Diego. We are delivering additional rental vehicles to GoCar Tours in both San Francisco and, coming soon, San Diego. We have continued customer deliveries in California, Washington, Florida, and our home state of Oregon, and have begun preparations to open sales and rental in Hawaii, Arizona, and Nevada, where we expect to begin taking reservations from our preorder customers in the coming months.

“We have recently relaunched our FUV Configurator tool on our website, the first of several software enhancements to the new user and customer experience for Arcimoto.

“We are working with both city and state officials with the goal to electrify government fleets. The City of Encinitas in California is currently testing Arcimoto vehicles for use by Encinitas lifeguards and infrastructure and sustainability departments, and this week, we begin our statewide pilot program in the state of Tennessee, introducing vehicles in Memphis, Knoxville, Chattanooga, and Nashville at test drive events this month.

“In addition to retail sales and rentals, we believe a key path for Arcimoto vehicles is in shared mobility, and have engaged with multiple potential partners to begin rolling out vehicle-share programs. As the populations in cities continue to grow and vehicle ownership in urban area declines, the need for rightsized, shared, sustainable fleets becomes ever greater, and our vehicles offer clear environmental, efficiency, and economic advantages over current car-share options.

“Finally, Arcimoto has continued to rapidly accelerate its pace of innovation in order to demonstrate the full range of our solutions for sustainable mobility.

“At our summer event just a few weeks ago, we launched our first production Roadster, showed the long-awaited half door accessories, and showcased with partners some of the truly exciting technologies now in development: torque vectoring to dramatically improve low speed steering as well as vehicle handling, driverless capability by remote control, heated storage Deliverators for meals, and battery recycling, in line with our longstanding goal to create true cradle-to-cradle products.

“We also showcased the Flatbed, Arcimoto’s version of a pickup truck, to provide a flexible, light footprint vehicle for commercial fleets.

Second Quarter 2021 Financial Results

Total revenues for the second quarter of 2021 increased 167% to approximately $717,000 as compared to $269,000 in the second quarter of 2020.

The Company incurred a net loss of approximately $8.2 million or ($0.23) per share, in the second quarter of 2021 compared with a net loss of approximately $3.7 million or ($0.15) per share, for the same prior-year period.

The Company had $86.5 million in total assets, $38.5 million in cash and cash equivalents, and debt of $3.9 million as of June 30, 2021.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Our flagship vehicle, the Arcimoto FUV®, is purpose-built for everyday driving and transforms ordinary trips into pure-electric joyrides. Launched in 2021, the all-new Arcimoto Roadster is designed to be the ultimate open-road fun machine and is the purest expression of the Arcimoto Platform. The Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. The upcoming Cameo™ is designed to create a smooth, silent, sustainable camera vehicle for the film and influencer industries.

For the latest company updates, follow Arcimoto on YouTube, Facebook, Instagram, Twitter, and LinkedIn. For more company information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

Main: 646-454-9378

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com

Arcimoto Fleet Sales:

Sam Fittipaldi

sales@arcimoto.com

3